Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

Board of Directors and Shareholders

BancPlus Corporation and Subsidiaries

Ridgeland, Mississippi

We consent to the inclusion in this registration statement on Form S-4 of our report dated March 10, 2021, on our audits of the consolidated balance sheets of BancPlus Corporation and its subsidiaries as of December 31, 2020 and 2019, and the related consolidated statements of income, comprehensive income, changes in shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2020. We also consent to the references to our firm under the caption “Experts” in such registration statement.

/s/ BKD, LLP

Jackson, Mississippi

November 23, 2021